                                                                     Exhibit 4.7


                             SURPLUS CASH AGREEMENT

      This  Agreement  dated  as of June  26,  1998 is  among  Penobscot  Energy
Recovery Company, Limited Partnership, a Maine limited partnership (the "Partnership"), Bangor Hydro-Electric Company, a Maine corporation ("Bangor Hydro") and Municipal Review Committee, Inc., a Maine not-for-profit corporation (the "MRC").

      WHEREAS, the Partnership and the Finance Authority of Maine ("FAME") have entered into a Loan Agreement pursuant to which FAME has agreed to issue its Electric Rate Stabilization Revenue Refunding Bonds, Series 1998A (Penobscot Energy Recovery Company, LP) in the aggregate principal amount of $29,930,000 (the "Series A Bonds" and its Electric Rate Stabilization Revenue Refunding Bonds, Series 1998B (Penobscot Energy Recovery Company, LP) in the aggregate principal amount of $15,065,000 (the "Series B Bonds" and, together with the Series A Bonds, the "Bonds") pursuant to the Trust Indenture dated as of June 1, 1998 (the "Indenture") between FAME and The Chase Manhattan Bank, as Trustee (the "Trustee"); and

      WHEREAS, the Partnership and Bangor Hydro entered into a Power Purchase Agreement dated June 21, 1984, as amended by Amendment No. 1 dated March 24, 1986 and as further amended by Amendment No. 2 (the "Power Purchase Agreement Amendment No. 2") dated as of the date hereof (collectively, the "Power Purchase Agreement"); and

      WHEREAS, the MRC is the designated agent for certain municipalities in the State of Maine which have entered into with the Partnership the First Amended and Restated Waste Disposal Agreements on effective as of April 1, 1991 (the "Charter Municipalities") and Second Amended, Restated and Extended Waste
Disposal Agreements (the "Extended Waste Disposal Agreements") in 1998 in connection with the issuance of the Bonds (the "Amending Charter Municipalities); and

      WHEREAS, under Article XIX of the Extended Waste Disposal Agreements, the Amending Charter Municipalities, acting through the MRC pursuant to paragraph E of Article XII, have the option to participate in the purchase of limited partnership interests in the Partnership, with the purchase price payable from a designation of Performance Credits (as defined in the Extended Waste Disposal Agreements), and under paragraph B of Article XVIII and paragraph C.3.III of
Article XIX, funds credited to the MRC Prepayment Account in the Bond Prepayment and Reserve Fund from Revenues (as defined in and pursuant to Article V of the Indenture) or deposited therein by the MRC from designated Performance Credits and either (i) transferred to the Special Redemption Account of the Debt Service Fund to redeem "Series 1998B Special Term Bonds" (as defined in the Indenture) prior to their stated maturity date, or (ii) used to purchase and cancel, or to defease or otherwise optionally redeem, Bonds prior to their stated maturity date; and

      WHEREAS, the distribution to the MRC constitutes the Performance Credits contemplated in Article XVIII of the Extended Waste Disposal Agreement and the calculation of such Performance Credits needs to be adjusted as a result of additional reserve accounts required by FAME in connection with the issuance of the Bonds, as contemplated in paragraph A of Article XVIII of the Extended Waste Disposal Agreement and approved by the MRC; and

      WHEREAS, under the Power Purchase Agreement, Bangor Hydro is obligated to pay $250,000 on the first day of each January, April, July and October, commencing October 1, 1998, until the amount paid equals $4,000,000, by wire transfer to the Trustee for credit to the Bangor Hydro-Funded Account of the Bond Prepayment and Reserve Fund (the "Bangor Hydro Payment"); and

      WHEREAS, under Section 5.01 of the Indenture, the Trustee has established certain Trust Funds, including the Special Redemption Account of the Debt
Service Fund and the Bond Prepayment and Reserve Fund consisting of (1) the Bangor Hydro-Funded Account (consisting of the MRC Retention Subaccount and the Borrower Retention Subaccount), (2) the MRC Prepayment Account, and (3) the Borrower Reserve Account; and

      WHEREAS, Section 5.03 of the Indenture provides for the application of Revenues on the fifteenth day of each calendar month (each an "Indenture Distribution Date"), and any balance remaining after application pursuant to clauses (1) through (9) and the funding of certain Accounts pursuant to clause
(10) of said Section 5.03 is paid to or at the direction of the Partnership for distribution among the Partnership, Bangor Hydro and the MRC; and

      WHEREAS, the parties hereto desire to set forth herein their agreement of the distribution of (i) the Allocable Funds after accounting for Reserve Deposits, (ii) interest on various reserve funds held under the Indenture, and
(iii) Indenture Residual paid by the Trustee to or at the direction of the Partnership under the Indenture.

      NOW, THEREFORE, for good and valuable consideration, the parties hereto hereby agree as follows:

      Section 1. Definitions. Capitalized terms used herein and not otherwise defined have the meanings given such terms in the Indenture. In addition, the following terms, as used herein, have the following meanings:

            "Allocable Funds" means, as of any Indenture Distribution Date, the Revenue Fund Balance, less reimbursements of the Partnership and the MRC under Section 4(a) of this Agreement for withdrawals by the Trustee from the Borrower Reserve Account, the Borrower Retention Subaccount and the MRC Reserve Accounts, and less the Prepayment Benefit (if any) for the Monthly Period ended on such Indenture Disbursement Date.

            "Bangor Hydro Payment" has the meaning given such term in the sixth WHEREAS clause above.

            "Bond Documents" means the Indenture and the Financing Documents.

            "ENI" means Energy National, Inc., a Utah corporation, and its successors or assigns as a general or limited partner in the Partnership.

            "Funding Date Partners" means the partners of the Partnership (as their respective interests are then reflected on the books and records of the Partnership) on each Indenture Distribution Date from July 15, 1998 to the date on which the aggregate amount of all deposits made into the Borrower Reserve Account under Section 5.03(b)(10)(iv) is $2,500,000.

            "Indenture Residual" has the meaning given such term in Section 6 hereof.

            "Issue Date Partners" means PMC and ENI.

            "MRC  Reserve  Accounts"  means  collectively,   the  MRC  Retention
      Subaccount in the Bangor Hydro-Funded Account, and the MRC Prepayment Account, of the Bond Prepayment and Reserve Fund.

            "Monthly   Period"   means  a  period   beginning  on  an  Indenture
      Distribution Date and ending on the next succeeding Indenture Distribution Date.

            "PMC" means PERC Management Company Limited Partnership, a Maine limited partnership, and its successors or assigns as a general or limited partner in the Partnership.

            "Prepayment Benefit" means, for any period of determination, an amount equal to (i) the interest and the Capital Reserve Premium payable to the Authority that would have been payable on the Bonds during such period if no Bonds had been optionally redeemed, purchased or defeased as contemplated by Section 7 of this Agreement, less (ii) the interest and the Capital Reserve Premium payable to the Authority paid on outstanding Bonds during such period.

            "Reserve Deposits" means, as of any Indenture Distribution Date, the aggregate amount of the Revenue Fund Balance credited by the Trustee (i) to the MRC Retention Subaccount pursuant to Section 5.03(10)(i) of the Indenture; (ii) to the Borrower Retention Subaccount pursuant to Section 5.03(10)(ii) of the Indenture; (iii) to the MRC Prepayment Account pursuant to Section 5.03(10)(iii) of the Indenture; and (iv) to the Borrower Reserve Account pursuant to Section 5.03(10)(iv) of the Indenture.

            "Revenue Fund Balance" has the meaning given such term in Section 5.03(10) of the Indenture; namely, it is the balance of the Revenues in the Revenue Fund on each Indenture Distribution Date after application of Revenues by the Trustee pursuant to clauses (1) through (9) of said
      Section 5.03 of the Indenture.

      Section 2. Bangor Hydro Payments. Bangor Hydro shall pay, by wire transfer or in other immediately available funds, to the Trustee for credit to the Bangor Hydro-Funded Account of the Bond Prepayment and Reserve Fund, the Bangor Hydro Payment, one-half of which is to be designated by Bangor Hydro for credit to the MRC Retention Subaccount and one-half of which is to be designated by Bangor Hydro for credit to the Borrower Retention Subaccount.

      Section 3. Investment of MRC Accounts; Interest Earnings.

            (a) Under Section 5.12 of the Indenture, the Partnership has the right to direct the investment, from time to time, of the various Trust Funds, including the MRC Reserve Accounts, in Eligible Investments, and as of the date hereof the Partnership has provided the Trustee with written investment instructions and intends to do so from time to time, in its discretion, except that upon the Partnership's receipt of written instructions of the MRC, the Partnership agrees to direct the Trustee to invest funds in the MRC Reserve Accounts, or either of them, in accordance with such instructions, provided that such investment instructions comply with the provisions of Section 5.12 of the Indenture and the Tax Regulatory Agreement. The MRC hereby agrees and acknowledges that such investments may be made with or through the Trustee or its affiliates, and neither the Trustee nor the Partnership shall be responsible or liable for any losses incurred or realized by the investment of such Account or Subaccount so long as such investments qualify as "Eligible Investments" as required under the Indenture.

            (b) Under Section 5.12(b)(iii) of the Indenture, interest earnings on funds credited to the Special Redemption Account and the Bond Prepayment and Reserve Fund are to be distributed from time to time at the direction of the Partnership. The parties hereto agree that the Partnership shall direct the Trustee to distribute such interest earnings as follows: (i) on the Special Redemption Account, as and when earned, to the Partnership; (ii) on the Borrower Retention Subaccount, as and when earned, to the Issue Date Partners; (iii) on the Borrower Reserve Account, as and when earned, to the Funding Date Partners; and (iv) on the MRC Reserve Accounts, as and when earned, to the MRC unless the MRC has provided the Partnership with written instructions to direct the Trustee to retain such amounts therein, or to transfer such amounts (in minimum increments as specified in Section 7 of this Agreement) to the Special Redemption Account.

      Section 4. Distribution of Revenue Fund Balance. After applications of the Revenue Fund Balance pursuant to Section 5.03(10) of the Indenture (that is after any Reserve Deposits), the Trustee pays the balance to or at the direction of the Partnership on each Indenture Distribution Date. The parties hereto agree that the Partnership shall direct the Trustee to disburse the balance payable to the Partnership on an Indenture Disbursement Date, as follows:

            (a) First, pro rata to the Issue Date Partners, an amount equal to any amounts theretofore withdrawn by the Trustee from the Borrower Reserve Account under Section 5.10(a)(2) of the Indenture and to the Funding Date Partners, an amount equal to any amounts theretofore withdrawn by the Trustee from the Borrower Retention Subaccount under Section 5.10(a)(2) of the Indenture to pay deficiencies in the Debt Service Fund, until such partners have been fully reimbursed for all such amounts withdrawn by the Trustee, and to the MRC, an amount equal to any amounts theretofore withdrawn by the Trustee from the MRC Reserve Accounts under Section 5.10(a)(2) of the Indenture to pay deficiencies in the Debt Service Fund (but not including any transfers to the Special Redemption Account or otherwise to optionally redeem Bonds under Section 2.04(c) or (d) of the Indenture or to purchase and cancel or defease Bonds), until the MRC has been fully reimbursed for all amounts so withdrawn by the Trustee; provided that if the balance of funds available for such purpose is insufficient to make such payments in full to the Issue Date Partners, the Funding Date Partners and the MRC, then it shall be paid to the Issue Date Partners and the Funding Date Partners (on one hand) and the MRC (on the other hand) on a pro rata basis.

            (b) Second, to the Partnership, the Prepayment Benefit (if any) for the Monthly Period ended on such Indenture Disbursement Date.

            (c) Third, the remaining balance distributed as follows:

                  (i) To Bangor  Hydro:  (A)  one-third  (1/3) of the  Allocable
            Funds less (B) any amount deposited in the MRC Retention Subaccount by the Trustee under Section 5.03(10)(i) of the Indenture, and less
            (C) any amount deposited in the Borrower Retention Subaccount by the Trustee under Section 5.03(10)(ii) of the Indenture.

                  (ii) To or at the direction of the MRC: (A) one-third (1/3) of the Allocable Funds less (B) any amount deposited to the MRC Prepayment Account by the Trustee under Section 5.03(10)(iii) of the Indenture; provided, however, that if the Partnership receives written direction from the MRC not less than five (5) Business Days prior to the Indenture Distribution Date that all or any designated portion of such payment should be transferred by the Trustee to the MRC Prepayment Account or the Special Redemption Account, the Partnership shall direct the Trustee to effect such retention or transfer;

                  (iii) To the Partnership: (A) one-third (1/3) of the Allocable
            Funds less (B) any amounts deposited to the Borrower Reserve Account by the Trustee under Section 5.03(10)(iv) of the Indenture.

      Examples of the Partnership's directions to the Trustee regarding the distribution of the Revenue Fund Balance remaining after Reserve Deposits among the parties hereto is attached as Exhibit A.

      Section 5. Closing Date Adjustments. The parties hereto agree that following the date hereof, they will calculate an amount that would have been distributed to the parties hereto, assuming that the issuance and delivery of the Bonds (and the defeasance of the Prior Bonds), had occurred at the end of business on April 30, 1998, and the Partnership will distribute among the Partnership, the MRC and Bangor Hydro such amount within 45 days after June 30, 1998 or as soon thereafter as sufficient funds are available.

      Section 6. Distribution of Indenture Residual. Under Section 5.15 of the Indenture, upon the payment and discharge in full of all of the Bonds, and after application and other payments as described in clauses (i) through (iv) of
Section 5.15 of the Indenture, the Trustee shall pay the balance remaining under the Indenture (the "Indenture Residual") to or at the direction of the Partnership. The parties hereto agree that the Partnership shall direct the Trustee to disburse the Indenture Residual as follows:

            (i) Revenue Fund, one-third paid to the Partnership, one-third paid to Bangor Hydro and one-third paid to the MRC.

            (ii) Debt Service Fund (excluding the Special Redemption Account), one-third paid to the Partnership, one-third paid to Bangor Hydro and one-third paid to the MRC.

            (iii) Special Redemption Account, paid to the Partnership.

            (iv) Operating Account in the Operating Fund (after retention by the Partnership of an amount necessary for working capital purposes), one-third paid to the Partnership, one-third paid to Bangor Hydro and one-third paid to the MRC.

            (v) Operating Reserve Account in the Operating Fund, one-third paid to Bangor Hydro, one-third paid to the MRC and one-third paid to the Issue Date Partners.

            (vi) Capital Improvement Fund, one-third paid to Bangor Hydro, one-third paid to the MRC and one-third paid to the Issue Date Partners.

            (vii)  Capital  Reserve  Fund,   one-third  paid  to  Bangor  Hydro,
      one-third paid to the MRC and one-third paid to the Issue Date Partners.

            (viii) MRC Reserve Accounts, to the MRC.

            (ix) Borrower Retention Subaccount, to the Issue Date Partners.

            (x) Borrower Reserve Account, to the Funding Date Partners.

Amounts paid to the Issue Date Partners under clauses (v), (vi), (vii) and (ix) above shall be paid 71.28574% to PMC and 28.71426% to ENI. Amounts paid to the Funding Date Partners under clause (x) above, shall be paid to each Funding Date Partner in proportion to the fraction the numerator of which is the cumulative sum of (a) the amount credited to the Borrower Reserve Account on each Indenture Distribution Date multiplied by (b) that Funding Date Partner's aggregate GP Sharing Ratio with respect to the general partners' aggregate interest (currently 10%) and LP Sharing Ratio with respect to the limited partners' aggregate interest (currently 90%) as of such date and the denominator of which is the aggregate principal amount credited to the Borrower Reserve Account over the life of the Bonds.

      Section 7. Optional Redemption, Purchase or Defeasance of Bonds. At any time and from time to time (but not more frequently than once in each Calendar Quarter):

            (a) upon notice from the MRC, the Partnership shall direct the Trustee to transfer all or any designated portion of money on deposit in the MRC Retention Subaccount or the MRC Prepayment Account (in a minimum increment of $5,000 or any multiple thereof) to the Special Redemption Account of the Debt Service Fund to be used to optionally redeem Series 1998B Special Term Bonds (in authorized denominations) on the earliest date practicable under Sections 2.04(d) and 5.07(iv) of the Indenture;

            (b) the MRC may (i) purchase Bonds in the open market, and direct the Partnership to tender such Bonds to the Trustee for cancellation, or
      (ii) direct the Partnership to defease a designated portion of the Bonds in authorized denominations, or (iii) from and after July 1, 2008, instruct the Partnership to optionally redeem Bonds (in authorized denominations) on the earliest practicable date under Section 2.04(c) of the Indenture. If Bonds are to be defeased, all costs of defeasance shall be paid by funds in the MRC Prepayment Account from such amount and shall include all costs and expenses related to such defeasance, including the purchase price of Government Obligations, the costs and expenses of the Trustee, Bond Counsel, counsel to the Partnership, and any accounting or Rating Agency expenses. If Bonds are to be optionally redeemed pursuant to
      Section 2.04(c) of the Indenture, the redemption price, including any redemption premium, shall be paid from funds in the MRC Retention Subaccount or the MRC Prepayment Account.

            (c) Under Section 5.03(c)(10)(v) of the Indenture, at any time additional money may be paid to the Trustee for credit to the MRC Prepayment Account or for transfer to the Special Redemption Account. Upon receipt of any such additional money, accompanied by a written direction from the MRC to do so, the Partnership shall transfer such funds to the Trustee for credit to the Account so specified in the MRC's written direction; provided that amounts to be deposited in or transferred to the Special Redemption Account shall be in integral amounts of $5,000.

            (d) If the Partnership receives a written direction from the MRC to direct the Trustee to transfer amounts in either of the MRC Reserve Accounts to the Special Redemption Account or to pay all or a part of such amounts to the MRC in accordance with Section 5.06(c) of the Indenture, the Partnership will so direct the Trustee; provided that the amounts to be so transferred to the Special Redemption Account shall be in integral amounts of $5,000.

      Section 8. Prepayment Benefit for Debt Service Savings Due to Early Retirement of Bonds from MRC Prepayment Account. If any Series 1998B Special Term Bonds are optionally redeemed from funds deposited in or transferred to the Special Redemption Account, or if any Bonds are purchased by the MRC and tendered to the Trustee for cancellation, or defeased, in connection with an MRC direction given to the Partnership pursuant to Section 7 of this Agreement, the Partnership shall calculate the Prepayment Benefit for each Monthly Period, and shall provide such calculations to the MRC and Bangor Hydro. Absent manifest error, such calculations shall be deemed conclusive.

      Section 9. Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, overnight courier or United States mail (postage prepaid) or facsimile transmission (followed by a written confirmation sent by manual delivery, overnight courier or United States mail), addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other parties hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Partnership from the MRC under Section 4(b) hereof shall be deemed to have been given only when received by the Partnership.

      Section 10. Limitation of Liability. Notwithstanding any other provision of this Agreement, and without waiving or foregoing any rights against the Partnership, there shall be no recourse against any general or limited partner of the Partnership or any of their respective affiliates, stockholders, partners, officers, directors, employees or agents, for any liability or obligations of the Partnership arising under this Agreement. The limitations on recourse set forth in this Section 10 shall survive termination of this Agreement and the full performance of the obligations of the Partnership hereunder.

      Section 11. MRC Approval. The MRC acknowledges that the distributions to it pursuant to Section 4 hereof constitute the Performance Credits, that the calculation of such distributions might be interpreted as varying method defined in Article XVIII of the Extended Waste Disposal Agreements, and that such variation is contemplated in paragraph A of Article XVIII of the Extended Waste Disposal Agreements. The MRC hereby approves of the variation in calculating such Performance Credits.

      Section 12. Miscellaneous Provisions.

            (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

            (b) Governing Law and Construction; Severability. The validity, construction and enforceability of this Agreement shall be governed by the internal laws of the State of Maine, without giving effect to the conflict of laws principles thereof. Whenever possible, each provision of this Agreement and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the Indenture or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

            (c) Captions. The captions or headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

            (d)  Entire  Agreement.   This  Agreement  and  the  Power  Purchase
      Agreement, the Waste Disposal Agreements, the Warrants, the Bond Documents, the partnership agreement of the Partnership and the monitoring agreement between the MRC and Bangor Hydro embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

            (e) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Notice Address for Partnership:

One copy to:                         PENOBSCOT ENERGY RECOVERY
                                     COMPANY, LIMITED PARTNERSHIP

c/o KTI, Inc.
7000 Boulevard East                  By PERC Management Company Limited
Guttenberg, NJ  07093                         Partnership, a General Partner
Attn:  President                     By PERC, Inc., its general partner
Fax No.: (201) 854-1771
Telephone No.: (201) 854-777
                                     By: Martin J. Sergi
                                        ----------------------------

and

                                     Its: President
                                         ---------------------------

One copy to:

                                    By ENERGY NATIONAL, INC.,
Energy National, Inc.               a General Partner
c/o NRG Energy, Inc.
1221 Nicollet Mall, Suite 700
Minneapolis, MN                     By: Michael Young
Attn: Stan Marks                       -----------------------------
Fax No.: (612) 373-5312
                                    Its: Secretary
                                        ----------------------------
Telephone No.: (612) 373-5455

and

One copy to:

Penobscot Energy Recovery Company,
Limited Partnership
Industrial Way
Orrington, Maine
Attn:  Gary A. Stacey
Fax No. (207) 825-4115
Telephone No.: (207) 825-4566

Notice Address for MRC:             MUNICIPAL REVIEW COMMITTEE, INC.

Municipal Review Committee, Inc.
P.O. Box 2579                       By: Gerald Kempen
Bangor, Maine  04402                    ---------------------------
Attn: Clerk                         Its: President
Fax No.: (207) 942-3548                 ---------------------------
Telephone No.: (207) 942-6389

Notice Address for Bangor Hydro:    BANGOR HYDRO-ELECTRIC COMPANY
Bangor Hydro-Electric Company
33 State Street
P.O. Box 932                        By: Frederick S. Samp
Bangor, Maine  04402-0932               -----------------------------
Attn: President                     Its: Vice President-Finance & Law
Fax No.: (207) 945-5621                 -----------------------------
Telephone No.: (207) 941-6653


(Signature Page to Surplus Cash Agreement)